Exhibit 99.1

ATI Announces Third Quarter 2017 Results

  Sales were $869 million
    High Performance Materials & Components sales of $513 million, increased 11% versus prior year, down 3% versus Q2 2017
    Flat Rolled Products sales of $356 million, up 15% versus prior year, consistent with Q2 2017
  Business segment operating profit was $54.4 million, or 6% of sales
    HPMC segment operating profit was $61.7 million, or 12% of sales
    FRP segment operating loss was $7.3 million, or 2% of sales
      FRP results adversely affected by out-of-phase raw material surcharges
  Net loss attributable to ATI was $121.2 million, or $(1.12) per share
    Includes $113.6 million, or $(1.05) per share, of a previously-announced goodwill impairment charge related to the Cast Products business
    Excluding the goodwill impairment charge, net loss was $7.6 million, or $(0.07) per share

PITTSBURGH--(BUSINESS WIRE)--October 24, 2017--Allegheny Technologies Incorporated (NYSE: ATI) reported third quarter 2017 sales of $869 million and a net loss attributable to ATI of $121.2 million, or $(1.12) per share. ATI’s third quarter 2017 results include a previously-announced non-cash goodwill impairment charge of $113.6 million, net of tax, or $(1.05) per share, for ATI’s cast products business, which was excluded from business segment results. Excluding this charge, the net loss attributable to ATI was $7.6 million, or $(0.07) per share. Business segment operating profit, which excludes the goodwill impairment charge, was $54.4 million, or 6.3% of sales.

“The commercial aerospace ramp remains on track. Third quarter sales of our jet engine products within our High Performance Materials & Components (HPMC) segment grew 13% year over year, including a 25% increase in forged products. Strong sales of next-generation jet engine products, which were 39% of HPMC segment jet engine sales, drove third quarter segment operating profit margin to 12% of sales, nearly 200 basis points higher than the prior year,” said Rich Harshman, Chairman, President and Chief Executive Officer. “As expected, our Flat Rolled Products (FRP) segment incurred an operating loss in the third quarter, which was $7 million, due primarily to out-of-phase raw material surcharges.”

  ATI’s sales to the key global markets of aerospace and defense, oil & gas, automotive, medical and electrical energy represented 79% of ATI sales for the nine months ended September 30, 2017:
    Sales to the aerospace and defense markets were $1.28 billion and represented 49% of ATI sales: 27% commercial jet engine, 14% commercial airframe, 8% government aero/defense.
    Sales to the oil & gas market were $290 million and represented 11% of ATI sales.
    Sales to the automotive market were $206 million and represented 8% of ATI sales.
    Sales to the electrical energy market were $144 million and represented 6% of ATI sales.
    Sales to the medical market were $143 million and represented 5% of ATI sales.
  Direct international sales represented 41% of ATI’s year-to-date 2017 sales.

“In our HPMC segment, sales of our specialty materials mill products, including powder, and forged products continue to meet our expectations. We continue to make good progress to meet elevated customer demand levels for aerospace titanium castings and expect our casting business to be at or near break-even for 2018, and return to profitability in 2019,” said Harshman. “Additionally, we are on track with the commercial qualification process at our new nickel-based powder alloys facility in North Carolina. HPMC segment results include $2 million of start-up costs for this facility in the third quarter 2017.

“Consistent with our expectations, our FRP segment’s third quarter results were negatively affected by falling raw material surcharges primarily due to steep declines in ferrochrome and nickel. This rapid deterioration adversely impacted profit margins due to out-of-phase raw material surcharges. Sales were up modestly compared to the prior quarter, as higher shipment volumes were mostly offset by lower transactional selling prices, primarily as a result of the lower surcharges. Despite this raw material cost volatility, we continue to grow our sales mix of high-value products, which represented 64% of FRP segment sales in the third quarter 2017.

“At September 30, 2017, cash on hand was $125 million and available additional liquidity under our asset-based lending (ABL) credit facility was approximately $280 million, with $25 million borrowed under the revolving credit portion. We generated $32 million of cash flow from operations in the third quarter, even with $19 million invested in additional managed working capital as we continue to ramp to higher production levels to support our business growth. Consistent with prior estimates, we expect 2017 capital expenditures will be $125 million, with $85 million expended through the third quarter.”

Strategy and Outlook

“We expect our HPMC segment results to sustain strong performance levels in commercial aerospace, with fourth quarter HPMC financial results to be modestly improved compared to the third quarter 2017. Looking ahead to 2018, we expect continued revenue growth and operating margin improvement in our HPMC segment resulting from continuing growth in demand from the aerospace market,” Harshman said. “We remain confident about increased demand for mill products, forgings, castings, and components related to the increasing jet engine build rates over the next several years. Our focus continues on operational execution and on meeting the requirements of the aerospace production ramp. We anticipate that the 2017 financial headwinds from our castings business and completion of the start-up and qualification of our new nickel alloys powder facility will provide meaningful profit improvement opportunities in 2018.

“We expect the FRP segment to benefit from stabilizing and increasing raw material prices in the fourth quarter, and to be modestly profitable for the quarter and for the full year 2017. We anticipate 2017’s operational improvements and product mix benefits will carry over into 2018, as we continue our efforts to position the FRP segment for sustainable profitability.

“Looking beyond 2017, we will be relentless in our continuing focus on enhancing ATI’s technology leadership in differentiated specialty materials products; generating healthy cash flow from operations; improving our competitive cost position; and strengthening our balance sheet. We continue to expect capital expenditures to average approximately $100 million annually for the next several years.”

Third Quarter 2017 Financial Results

  Sales for the third quarter 2017 were $869.1 million, a 1% decrease compared to the second quarter 2017 and a 13% increase compared to the third quarter 2016. HPMC sales in 2017 reflect stronger demand for nickel-based and specialty alloy mill products, and forged components. FRP sales compared to the prior periods include a stronger mix of high-value products, as well as higher shipments of standard products.
  Goodwill impairment of $114.4 million pre-tax, ($113.6 million after tax), or $(1.05) per share, was recorded in the third quarter 2017 as a result of an interim goodwill impairment test at our cast products business in the HPMC segment. This represented all the goodwill assigned to this business, most of which resulted from the 2011 Ladish acquisition.
  Net income (loss) attributable to ATI for the third quarter 2017 was a net loss of $121.2 million, or $(1.12) per share, and an adjusted loss of $7.6 million, or $(0.07) per share excluding the goodwill impairment charge. This compares to net income of $10.1 million, or $0.09 per share, in the second quarter of 2017, and a net loss of $530.8 million, or $(4.95) per share, in the third quarter 2016, which included $508.3 million of after-tax special charges, or $(4.74) per share, primarily related to the indefinite idling of the Rowley, UT titanium sponge production facility. Results in all periods include impacts from income taxes which differ from a standard 35% tax rate, primarily related to impacts of income tax valuation allowances, as well as non-deductible goodwill for the third quarter 2017.
Quarterly Results	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2017	2017	2016
	In Millions
Sales	$869.1	$880.2	$770.5

Income (loss) attributable to ATI	$(121.2)	$10.1	$(530.8)
Goodwill impairment, net of tax	(113.6)	–	–
Restructuring and other charges, net of tax	–	–	(329.1)
Rowley excess operating costs, net of tax	–	–	(6.1)
Income tax items including valuation allowances	–	–	(173.1)
Income (loss) attributable to ATI before special items	$(7.6)	$10.1	$(22.5)

	Per Diluted Share
Income (loss) attributable to ATI	$(1.12)	$0.09	$(4.95)
Goodwill impairment, net of tax	(1.05)	–	–
Restructuring and other charges, net of tax	–	–	(3.07)
Rowley excess operating costs, net of tax	–	–	(0.06)
Income tax items including valuation allowances	–	–	(1.61)
Income (loss) attributable to ATI before special items	$(0.07)	$0.09	$(0.21)
  Cash on hand at September 30, 2017 was $124.9 million, with $31.7 million provided by operations in the third quarter 2017. For the first nine months of 2017, cash used in operations was $53.8 million, including a $135.0 million contribution to the ATI Pension Plan. Cash used in investing activities was $82.1 million, with $85.3 million for capital expenditures partially offset by cash proceeds from sales of assets. Cash provided by financing activities was $31.2 million, primarily from $25.0 million of borrowings under the revolving credit portion of the ABL.

High Performance Materials & Components Segment

Market Conditions

  Aerospace and defense sales were $389.5 million, 2% lower than the second quarter 2017, and continued to represent 76% of segment sales. Compared to the second quarter, commercial jet engine sales were 2% lower largely due to seasonal factors and product mix, while commercial airframe sales were flat and government aero/defense sales were 7% lower. Sales to the electrical energy market were 26% higher, driven by products for natural gas-based energy applications. Sales of our titanium and titanium-alloy products were 4% higher, primarily for airframe applications, while sales of nickel-based and specialty alloys were 7% lower and sales of precision forgings and castings were 1% lower, compared to the second quarter 2017. Direct international sales represented 47% of total segment sales for third quarter 2017.

Third quarter 2017 compared to third quarter 2016

  Sales were $512.9 million, an 11% increase compared to the third quarter 2016, primarily as a result of higher sales of nickel-based and specialty alloys, and forged and cast components. Sales to the commercial aerospace market, which represented 63% of third quarter 2017 sales, were 9% higher than the third quarter 2016, with a 13% increase in sales to the commercial jet engine market and 1% higher airframe sales. Sales to the oil & gas market improved for the third consecutive quarter, increasing over 50% in the third quarter 2017 from a low demand level in the prior year. Sales to the electrical energy market increased 17%.
  Segment operating profit was $61.7 million, or 12.0% of sales, compared to $47.0 million, or 10.2% of sales for the third quarter 2016. The improvement in HPMC segment operating profit reflects higher productivity from increasing aerospace and defense sales, an improved product mix of next-generation nickel alloys and forgings for the aero engine market, and the benefits of the 2016 titanium operations restructuring activities, including the Rowley, UT titanium sponge operations idling.

Flat Rolled Products Segment

Market Conditions

  In the third quarter 2017, market conditions improved in the oil & gas market and the construction & mining market, were stable in aerospace and defense, but weakened in automotive and consumer durables. Sales increased 9% for high-value products compared to the second quarter 2017. Sales of standard grade stainless sheet and plate products decreased 7% on 1% higher shipment volume, reflecting transaction prices impacted by lower raw material surcharges. FRP segment shipment information is presented in the attached Selected Financial Data – Mill Products table. Direct international sales represented 35% of total segment sales for the third quarter 2017.

Third quarter 2017 compared to third quarter 2016

  Sales were $356.2 million, a 15% increase compared to the prior year period, due to higher shipment volume for both high-value and standard stainless products, and slightly higher selling prices for most standard stainless and Precision Rolled Strip® products.
  Segment operating loss was $7.3 million, or (2.0%) of sales, compared to a third quarter 2016 segment operating loss of $20.8 million, or (6.7%) of sales. 2017 results were negatively impacted by a steep decline in raw material prices, which reduced profit margins due to out-of-phase surcharges, which more than offset the favorable impact of higher operating levels and the benefits of cost reductions and restructuring actions.

Corporate Expenses

  Corporate expenses increased $3.0 million compared to the second quarter 2017, due primarily to higher incentive compensation costs, as well as for start-up and research and development costs of the recently-announced meltless titanium alloy powder joint venture with GE Aviation.

Closed Operations and Other Expenses

  Closed operations and other expenses in the third quarter 2017 were $12.2 million, or $1.0 million lower than the second quarter 2017, primarily due to lower impacts from foreign currency changes. Closed operations costs in fiscal year 2017 are expected to be higher than in fiscal year 2016 due to costs associated with the idled Rowley, UT, Midland, PA and Bagdad, PA facilities.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. Federal and state deferred tax assets. The third quarter 2017 net tax benefit of $1.9 million, or 1.6% of the pretax loss, includes the impact of non-deductible goodwill impairment.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, October 24, 2017, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.4 billion for the twelve month period ending September 30, 2017, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. ATI produces nickel-based alloys and superalloys, titanium alloys, specialty alloys, stainless steels, and zirconium and other related alloys in many mill product forms. We also are a leader in producing nickel-based alloy and titanium-based alloy powders for use in next-generation jet engine forgings and 3D-printed products. ATIMetals.com

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2017	2017	2016	2017	2016

Sales	$869.1	$880.2	$770.5	$2,615.2	$2,338.5

Cost of sales	775.8	767.9	720.3	2,296.8	2,273.3
Gross profit	93.3	112.3	50.2	318.4	65.2

Selling and administrative expenses	66.2	66.7	60.5	192.4	182.4
Impairment of goodwill	114.4	-	-	114.4	-
Restructuring charges	-	-	488.6	-	498.6
Operating income (loss)	(87.3)	45.6	(498.9)	11.6	(615.8)
Interest expense, net	(34.2)	(34.5)	(32.6)	(102.2)	(91.2)
Other income, net	0.2	0.2	-	3.7	1.8
Income (loss) before income taxes	(121.3)	11.3	(531.5)	(86.9)	(705.2)
Income tax benefit	(1.9)	(2.1)	(4.3)	(2.0)	(64.4)
Net income (loss)	$(119.4)	$13.4	$(527.2)	$(84.9)	$(640.8)
Less: Net income attributable to noncontrolling interests	1.8	3.3	3.6	8.7	10.0
Net income (loss) attributable to ATI	$(121.2)	$10.1	$(530.8)	$(93.6)	$(650.8)

Basic net income (loss) attributable to ATI per common share	$(1.12)	$0.09	$(4.95)	$(0.87)	$(6.07)

Diluted net income (loss) attributable to ATI per common share	$(1.12)	$0.09	$(4.95)	$(0.87)	$(6.07)

Weighted average common shares
outstanding -- basic (millions)	107.7	107.7	107.3	107.7	107.3
Weighted average common shares
outstanding -- diluted (millions)	107.7	128.3	107.3	107.7	107.3
Actual common shares outstanding--
end of period (millions)	108.9	108.9	108.9	108.9	108.9

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2017	2017	2016	2017	2016
Sales:
High Performance Materials & Components	$512.9	$526.4	$461.8	$1,549.7	$1,453.2
Flat Rolled Products	356.2	353.8	308.7	1,065.5	885.3

Total External Sales	$869.1	$880.2	$770.5	$2,615.2	$2,338.5

Operating Profit (Loss):

High Performance Materials & Components	$61.7	$68.0	$47.0	$180.6	$114.9
% of Sales	12.0%	12.9%	10.2%	11.7%	7.9%

Flat Rolled Products	(7.3)	2.9	(20.8)	14.6	(162.2)
% of Sales	-2.0%	0.8%	-6.7%	1.4%	-18.3%

Operating Profit (Loss)	54.4	70.9	26.2	195.2	(47.3)
% of Sales	6.3%	8.1%	3.4%	7.5%	-2.0%

LIFO and net realizable value reserves	(0.1)	(0.1)	-	(0.2)	0.4

Corporate expenses	(14.8)	(11.8)	(9.8)	(36.9)	(32.6)

Closed operations and other expenses	(12.2)	(13.2)	(15.4)	(28.4)	(24.6)

Impairment of goodwill	(114.4)	-	-	(114.4)	-

Restructuring and other charges	-	-	(499.9)	-	(509.9)

Interest expense, net	(34.2)	(34.5)	(32.6)	(102.2)	(91.2)

Income (loss) before income taxes	$(121.3)	$11.3	$(531.5)	$(86.9)	$(705.2)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	September 30,	December 31,
	2017	2016
ASSETS

Current Assets:
Cash and cash equivalents	$124.9	$229.6
Accounts receivable, net of allowances for
doubtful accounts	525.9	452.1
Inventories, net	1,101.1	1,037.0
Prepaid expenses and other current assets	52.2	47.8
Total Current Assets	1,804.1	1,766.5

Property, plant and equipment, net	2,490.9	2,498.9
Goodwill	531.9	641.9
Other assets	248.2	262.7

Total Assets	$5,075.1	$5,170.0

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$350.5	$294.3
Accrued liabilities	286.7	309.3
Short term debt and current
portion of long-term debt	36.4	105.1
Total Current Liabilities	673.6	708.7

Long-term debt	1,877.7	1,771.9
Accrued postretirement benefits	303.2	317.7
Pension liabilities	678.2	827.9
Deferred income taxes	14.1	15.6
Other long-term liabilities	80.8	83.4
Total Liabilities	3,627.6	3,725.2

Total ATI stockholders' equity	1,347.8	1,355.2
Noncontrolling interests	99.7	89.6
Total Equity	1,447.5	1,444.8

Total Liabilities and Equity	$5,075.1	$5,170.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Nine Months Ended
	September 30
	2017	2016

Operating Activities:

Net loss	$(84.9)	$(640.8)

Depreciation and amortization	120.7	130.2
Impairment of goodwill	114.4	-
Non-cash restructuring and other charges	-	471.3
Deferred taxes	1.7	(78.1)
Change in managed working capital	(81.5)	39.0
Change in retirement benefits (a)	(117.6)	(94.6)
Accrued liabilities and other	(6.6)	61.3
Cash used in operating activities	(53.8)	(111.7)
Investing Activities:
Purchases of property, plant and equipment	(85.3)	(174.9)
Asset disposals and other	3.2	2.1
Cash used in investing activities	(82.1)	(172.8)
Financing Activities:
Borrowings on long-term debt	8.5	387.5
Payments on long-term debt and capital leases	(1.9)	(2.4)
Net borrowings under credit facilities	28.0	2.4
Debt issuance costs	(0.8)	(10.4)
Dividends paid to shareholders	-	(25.8)
Dividends paid to noncontrolling interests	-	(16.0)
Sale (purchase) of noncontrolling interests	2.2	(12.2)
Taxes on share-based compensation and other	(4.8)	-
Cash provided by financing activities	31.2	323.1
Increase (decrease) in cash and cash equivalents	(104.7)	38.6
Cash and cash equivalents at beginning of period	229.6	149.8
Cash and cash equivalents at end of period	$124.9	$188.4
(a) Includes $(135) million contribution to the U.S. defined benefit pension plan in 2017 and $(115) million contribution to the U.S. defined benefit pension plan in 2016.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2017	2017	2016	2017	2016
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	28%	27%	26%	27%	27%
Precision forgings, castings and components	19%	19%	17%	19%	18%
Titanium and titanium-based alloys	17%	16%	19%	17%	20%
Precision and engineered strip	14%	13%	15%	14%	13%
Zirconium and related alloys	6%	7%	7%	6%	8%
Total High-Value Products, excluding GOES	84%	82%	84%	83%	86%
Grain-oriented electrical steel (GOES)	0%	0%	0%	0%	1%
Total High-Value Products, including GOES	84%	82%	84%	83%	87%
Standard Products
Stainless steel sheet	9%	9%	11%	9%	7%
Specialty stainless sheet	4%	5%	2%	4%	3%
Stainless steel plate and other	3%	4%	3%	4%	3%
Total Standard Products	16%	18%	16%	17%	13%
Grand Total	100%	100%	100%	100%	100%

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
Shipment Volume:	2017	2017	2016	2017	2016

Flat Rolled Products (000's lbs.)
High value*	83,637	74,089	73,481	233,059	217,881
Standard	115,907	114,677	102,252	345,569	272,846
Flat Rolled Products total	199,544	188,766	175,733	578,628	490,727

Average Selling Prices:

Flat Rolled Products (per lb.)
High value*	$2.69	$2.84	$2.64	$2.76	$2.61
Standard	$1.13	$1.23	$1.10	$1.20	$1.04
Flat Rolled Products combined average	$1.78	$1.86	$1.75	$1.83	$1.73
* High value products exclude GOES for the quarter and nine months ended September 30, 2016.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2017	2017	2016	2017	2016

Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$(121.2)	$10.1	$(530.8)	$(93.6)	$(650.8)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	-	1.8	-	-	-
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$(121.2)	$11.9	$(530.8)	$(93.6)	$(650.8)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.7	107.7	107.3	107.7	107.3
Effect of dilutive securities:
Share-based compensation	-	0.7	-	-	-
4.75% Convertible Senior Notes due 2022	-	19.9	-	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	107.7	128.3	107.3	107.7	107.3

Basic net income (loss) attributable to ATI per common share	$(1.12)	$0.09	$(4.95)	$(0.87)	$(6.07)

Diluted net income (loss) attributable to ATI per common share	$(1.12)	$0.09	$(4.95)	$(0.87)	$(6.07)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2017	2016

Accounts receivable	$525.9	$452.1
Inventory	1,101.1	1,037.0
Accounts payable	(350.5)	(294.3)
Subtotal	1,276.5	1,194.8

Allowance for doubtful accounts	5.9	7.3
LIFO reserve	(45.8)	(97.3)
Inventory reserves	118.7	169.0
Managed working capital	$1,355.3	$1,273.8

Annualized prior 3 months
sales	$3,476.5	$3,184.2

Managed working capital as a
% of annualized sales	39.0%	40.0%

September 30, 2017 change in managed
working capital	$81.5

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2017	2016

Total debt (a)	$1,929.3	$1,894.1
Less: Cash	(124.9)	(229.6)
Net debt	$1,804.4	$1,664.5

Net debt	$1,804.4	$1,664.5
Total ATI stockholders' equity	1,347.8	1,355.2
Net ATI capital	$3,152.2	$3,019.7

Net debt to ATI capital	57.2%	55.1%

Total debt (a)	$1,929.3	$1,894.1
Total ATI stockholders' equity	1,347.8	1,355.2
Total ATI capital	$3,277.1	$3,249.3

Total debt to total ATI capital	58.9%	58.3%
(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated October 24, 2017:

	Three Months Ended
	September 30	September 30
	2017	2016

Loss attributable to ATI	$(121.2)	$(530.8)
Adjustments:
Impairment of goodwill, net of tax (a)	(113.6)	-
Restructuring and other charges, net of tax (b)	-	(329.1)
Rowley excess operating costs, net of tax (c)	-	(6.1)
Income tax items including valuation allowances (d)	-	(173.1)
Loss attributable to ATI excluding special items	$(7.6)	$(22.5)

	Per Diluted Share
Loss attributable to ATI	$(1.12)	$(4.95)
Adjustments:
Impairment of goodwill, net of tax (a)	(1.05)	-
Restructuring and other charges, net of tax (b)	-	(3.07)
Rowley excess operating costs, net of tax (c)	-	(0.06)
Income tax items including valuation allowances (d)	-	(1.61)
Loss attributable to ATI excluding special items	$(0.07)	$(0.21)

(a) During the third quarter of 2017, the Company performed an interim goodwill impairment analysis, as required by accounting standards, for our Cast Products business and determined that all goodwill assigned to this business unit was impaired. As a result, the Company recorded a $114.4 pre-tax non-cash goodwill impairment charge ($113.6 after-tax), or $(1.05) per share.

(b) Restructuring and other charges for the three months ended September 30, 2016 include $471.3 of pre-tax asset impairment charges ($310.3 after-tax), or $(2.89) per share, and $28.6 of pre-tax shutdown, idling and employee benefit costs ($18.8 after-tax), or $(0.18) per share for the Rowley, UT facility.

(c) During the third quarter of 2016, the Company indefinitely idled its titanium sponge production facility in Rowley, UT. These amounts represent the above-market production costs and other operating expenses for this facility for the period indicated, net of expected ongoing carrying costs, and have been adjusted out of the Company's GAAP amounts to provide Company results that are more representative of the future, which will exclude these costs.

(d) Amounts for the three months ended September 30, 2016 include $173.1, or $(1.61) per share, of income tax valuation allowances recorded on U.S. federal deferred tax assets due to cumulative losses from U.S. operations.

CONTACT:
Allegheny Technologies Incorporated
Scott Minder, 412-395-2720